EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158477 on Form S-3 and 333-133611 on Form S-8 of Dime Community Bancshares, Inc. of our report dated March 14, 2012 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

New York, New York
March 14, 2012